EXHIBIT 10.01

Glu Mobile Inc.

2009 Executive Bonus Plan

(Adopted by the Compensation Committee of the
Board of Directors on February 25, 2009)

Eligibility:	1.	All V.P.’s and above.

	2.	Certain Directors and Senior Directors as designated by the CEO and CFO.

	3.	All eligible employees must be employed on the last day of the year to be eligible for the bonus.

Bonus Level:	Target bonus levels are specified as a fixed percentage of the executive’s annual base salary at the time the bonus is awarded. The exact percentage is specified in the executive’s employment offer letter, or as subsequently modified by the Compensation Committee of the Board of Directors (the “Committee”) in the case of executive officers, or the CEO and CFO in the case of non-executive officers.

Frequency:	Awarded 100% on an annual basis.

Components of Bonus for Corporate Executives:	The total bonus for an executive designated by the CEO and CFO as a “corporate executive” is composed of two parts:

	1.	50% of the bonus is awarded based on the company achieving at least 105% of its annual Corporate GAAP Revenue plan; and

	2.	50% of the bonus is awarded based on the company achieving at least 105% of its annual Corporate Non-GAAP Operating Margin plan.

Components of Bonus for Regional Executives:	The total bonus for an executive designated by the CEO and CFO as a “regional executive” is composed of two parts:

	1.	70% of the bonus is awarded based on the company achieving at least 105% of its annual Regional GAAP Revenue plan for that particular executive’s region (North America, Latin America, APAC or EMEA); and

	2.	30% of the bonus is awarded based on the company achieving at least 105% of its annual Corporate Non-GAAP Operating Margin plan.

Attainment of Objectives:	Each of the components will be evaluated independently. There are “cliffs” associated with the attainment of the company’s annual corporate and regional objectives. For each component, the executive receives:

• 100% of that component if the company achieves at least 105% of its plan;

• 130% of that component if the company achieves at least 115% of its plan;

There is a straight line correlation between the payout and achievement at each level. Before either component of the bonus is paid at above target, a 105% threshold must be met on the other component.

Payment Timing:	All bonus payments made under this Bonus Plan shall be made no later than March 15, 2010.

Definitions:	“Corporate GAAP Revenue” means the revenues that the company recognizes in its financial statements for the year ended December 31, 2009.

“Corporate Non-GAAP Operating Margin” means GAAP revenues less royalties and less core R&D, G&A, and S&M expense, and excludes all amortization, goodwill impairment charges, foreign currency exchange gains and losses, stock-based compensation expenses, restructuring charges, transitional expenses, taxes, and interest.

“Regional GAAP Revenue” means the GAAP revenues that the company recognizes in its financial statements for the year ended December 31, 2009 for the executive’s particular region.

Effective Date:	January 1, 2009.

Amendments:	The Committee retains the authority to withdraw, amend, add to or terminate this Bonus Plan, or any portion of it, at any time in its sole discretion.

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